WAIVER AND RELEASE AGREEMENT

The following is a Waiver and Release Agreement (“Agreement”) between Christine B. Amrhein, the undersigned Employee (referred to as “Employee”, “Executive”, “you”, “your”, “I”, or “me”), and Advanced Emissions Solutions, Inc., a Delaware corporation (the “COMPANY”), regarding your employment with the COMPANY and separation from employment.

Recitals

1.Executive previously served as General Counsel and Secretary of the COMPANY, Secretary of ADA Analytics, LLC, a Delaware limited liability company, Secretary of ADA-ES, Inc., a Colorado corporation, Manager of ADA-RCM6, LLC, a Colorado limited liability company, Secretary of ADEquity, LLC, a Delaware limited liability company, Secretary of Advanced Clean Energy Solutions, LLC, a Delaware limited liability company, and Secretary of BCSI, LLC, a Delaware limited liability company (the “Executive’s Roles”).

2.Employee and the COMPANY are parties to an Employment Agreement dated June 17, 2011 and the Amendment to the Employment Agreement dated August 26, 2014 (collectively “Employment Agreement”), which set forth the terms of Employee’s employment with the COMPANY. Capitalized terms used but not defined herein have the meaning ascribed to them in the Employment Agreement.

3.On May 27, 2016, Employee was notified of the Company’s decision to terminate her employment without Cause, effective August 1, 2016 (“Termination Date”). The COMPANY has elected to enforce a twelve-month Non-Compete in accordance with the provisions of the Employment Agreement.

Agreement

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section A - Separation

1.As of the Termination Date, Employee’s employment is terminated without Cause. Pursuant to Section I.e. of the Employment Agreement, Employee is deemed to have resigned from all of the Executive’s Roles as of the Termination Date.

2.The parties are entering into this Agreement to provide Employee with certain severance benefits in exchange for Employee’s promises and agreements set forth herein.

3.Employee acknowledges that she has received all wages, overtime, bonuses, vacation pay, commissions, benefits, or any other earned compensation through the Termination Date. Employee acknowledges that in the event the COMPANY chooses to make discretionary employer matching contributions to the COMPANY’s Profit Sharing Retirement Plan (the “401(k) Plan”) in 2016, Employee will receive matching contributions proportionate with the amount of Employee’s eligible contributions made to the 401(k) Plan during 2016 in accordance with the 401(k) Plan. Employee further acknowledges that she has been granted all accommodations or leaves of absence to which she was entitled, including any leave under the Family and Medical Leave Act, Americans With Disabilities Act or related state or local leave or disability accommodation laws.

Section B - Consideration

1.The COMPANY will, as consideration for Employee’s releases and promises set forth in this Agreement, pay Employee the following amounts:

•Twelve (12) months base salary in the total amount of $268,874, less all applicable deductions and withholdings required by law, to be paid in 26 installments of $10,341.31 on the COMPANY’s established payroll dates (bi-weekly) over a one-year period beginning after the “Effective Date” (as that term is defined in Section 14, herein). These amounts will be paid by direct deposit into the account you have designated for payroll deposits. This amount will also be included in your W-2 gross wages and taxes paid by the COMPANY in the year in which it was paid, and reflected on the final W-2 issued to you by the COMPANY for the year in which it was paid. You are and shall be solely responsible for any and all federal, state and local taxes that may be owed by you by virtue of the receipt of any portion of these payments;
•An additional amount of $16,990 representing the anticipated cost of obtaining replacement healthcare coverage for 12 months. This amount will be paid bi-weekly in 25 installments of
$653.46 and one final installment of $653.50 on the COMPANY’s established payroll dates in the same manner as the base salary specified above;
•If any amounts payable to Employee under the COMPANY’S 2015 Short Term Incentive Plan have not been paid on or before August 1, 2016, such amounts, shall be paid in a cash lump sum via check or direct deposit no later than one business day after the Effective Date.
•An amount of $90,000, which payment is in lieu of any amounts that may be payable pursuant to the Employment Agreement for any 2016 Short Term Incentive Plans approved by the Compensation Committee of the Board of Directors for the year 2016, whether before or after the Termination Date, pursuant to the COMPANY’s Executive Short Term Incentive Plan (the “ESTIP”) under the Amended and Restated 2007 Equity Incentive Plan, as amended (the “2007 Plan”). This amount will be paid bi-weekly in 25 installments of $3,461.54 and one final installment of $3,461.50 on the COMPANY’s established payroll dates in the same manner as the base salary specified above;
•All of Employee’s 3,215 unvested restricted stock awards shall vest on the Effective Date, and Employee hereby authorizes the COMPANY to transfer to the COMPANY the portion of such vested shares that have an aggregate Fair Market Value, as defined in the 2007 Plan, equal to the amount necessary to satisfy any applicable foreign, federal, state, and local income and employment tax withholding obligations. Employee may elect to pay the COMPANY the amount necessary to satisfy such tax withholding obligations by providing written notice to the COMPANY no more than two days after the Termination Date and delivering cash or a check in such amount within one business day of providing such notice. If there is a conflict with the terms herein and the terms of any Restricted Stock Award Agreement between the COMPANY and the Employee, this Agreement shall control.

•The Performance Period for Employee’s Performance Share Units (“PSUs”) awarded under the COMPANY’s 2014 and 2015 Long Term Incentive Plans, a maximum of 4,780 and 7,250 PSUs respectively, shall be amended to conclude on December 31, 2016, and the COMPANY shall notify Employee of the number of PSUs that you are eligible to earn, based on such amended Performance Period, no later than January 31, 2017. The COMPANY shall use the method described in the applicable Performance Share Unit Agreements to determine the number of PSU Shares to be issued to Employee thereunder. If greater than zero, the COMPANY shall issue to Employee the underlying shares of the COMPANY’s common stock for such number of PSUs (the “PSU Shares”) as soon as practicable thereafter, subject to applicable law. Employee hereby authorizes the COMPANY to transfer to the COMPANY the number of PSU Shares that have an aggregate Fair Market Value equal to the amount necessary to satisfy any applicable foreign, federal, state, and local income and employment tax withholding obligations. Employee may elect to pay the COMPANY the amount necessary to satisfy such tax withholding obligations by providing written notice to the COMPANY no less than fifteen days prior to the Termination Date and delivering cash or a check in such amount within five business days after the COMPANY has notified the Employee of the number of PSU Shares to be issued. If there is a conflict with the terms herein and the terms of any PSU Award Agreement between the COMPANY and the Employee, this Agreement shall control. Employee hereby acknowledges and understands that in the event that COMPANY cannot issue registered shares on the date the PSU Shares are issued, the PSU Shares constitute “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered under the Securities Act in reliance upon a specific exemption therefrom; the PSU Shares will be issued bearing the legend language set forth in Exhibit A hereto.

•Employee’s continued employment through August 1, 2016, which represents continued employment beyond the Notice Period of the Employment Agreement.
2.You are and shall be solely responsible for any and all federal, state and local taxes that may be owed by you by virtue of the receipt of any amounts hereunder. All amounts payable hereunder are subject to any applicable foreign, federal, state and local income and employment tax withholding obligations, and any cash payments payable hereunder shall first be applied to any outstanding tax withholding obligations on the total amounts payable hereunder. Employee agrees to indemnify and hold the COMPANY harmless from any liability for taxes, including without limitation penalties, interest or other costs, that may be imposed by the Internal Revenue Service or any other governmental agency or taxing authority, regarding any tax obligation that may arise from or relate to the Consideration provided to the Employee under this Section B, including without limitation any claims or assessments for nonpayment or late payment by COMPANY of any taxes, contributions or withholding amounts based on the Compensation paid or to be paid to Employee. For purposes of this section, the terms "taxes" or "tax obligation" means and includes without limitation all income taxes, federal insurance contributions act (“FICA”) taxes, and any other payroll or employment taxes, withholdings, deductions and/or payments which may be required by any applicable foreign, federal, state, or local taxing authority, including without limitation any amounts imposed in respect of information reporting or back-up withholding obligations, together with any interest, penalties, additions to tax or additional amounts imposed by any such taxing authority with respect to such taxes.
3.You agree and acknowledge that (a) the consideration provided under this Agreement is adequate and sufficient and in excess of what you would otherwise be entitled to receive from the COMPANY as a result of termination of your employment, and (b) the severance benefits to be paid to you under this Agreement are the only payments for severance benefits you will receive in connection with the termination of your employment with the COMPANY and the payment(s) and other benefits provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the COMPANY to you, including but not limited to any and all obligations arising under the Employment Agreement, any other written or oral agreement, policy, plan or procedure of the COMPANY. Further, you represent that you are not aware of any acts by the COMPANY or its employees violating the Company’s Code of Ethics and Business Conduct as such code was in effect from time to time during your tenure with the Company that you or someone else has not reported to at least one of the following: the Chief Executive Officer, the Chief Financial Officer, the Audit Committee of the Board of Directors or Fortis Law Partners LLC.
5.You represent and warrant that, as of the Termination Date, you are familiar with the business and financial conditions of the COMPANY and that you had full and complete access to all information as you deemed necessary to reach an informed and knowledgeable decision regarding any offerings or sales of the COMPANY’s securities in connection with the consideration paid hereunder. Furthermore, you represent and warrant that you have had the opportunity to consult with your own tax, legal and investment advisors and have the capacity to protect your own interests in connection with any such offerings or sales.
6.The COMPANY, by entering this Agreement, does not admit that it has engaged in any improper conduct or wrongdoing, or that it has any liability to make any payment or is responsible or legally obligated for any claims.
7.Under no circumstances will you be entitled to the consideration described herein unless you execute and comply with the terms of this Agreement.
8.No part of the cash portion of the consideration will be contributed to any employee benefit plan nor will any contribution, matching or otherwise, be made by the COMPANY to any employee benefit plan as a consequence of the consideration.

Section C – General Release of the COMPANY and Covenant Not To Sue

1.In consideration for the payments set forth above, you, including for all purposes, your heirs, executors, administrators and assigns, hereby forever, unequivocally and unconditionally release and discharge the COMPANY, including for all purposes, its past and present officers, directors, employees, subsidiaries, predecessors, successors and assigns, from any and all claims, demands or causes of action of every nature or description, based upon or relating to actions, omissions or events occurring before or on the Termination Date, whether known or unknown, including, but not limited to any and all causes of action, whether at law or in equity, pertaining to or arising from the employment relationship of the parties and the termination of such employment relationship based in whole or in part upon any act or omission occurring on or before the date of this Agreement, whether negligent or intentional without regard to your present actual knowledge of the act or omission. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the COMPANY is a party.

2.The Release does not affect your right to file a charge with or participate before a governmental agency, including the Equal Employment Opportunity Commission. However, you agree that in the event you bring a claim covered by the foregoing Release in which you seek damages or other remedies against the COMPANY or in the event you seek to recover against the COMPANY in any claim brought by a government agency on your behalf, you agree that you are expressly waiving the right to recover any damages or attorney’s fees from any such proceeding.

3.Claims, demands or causes of action, as used in this Section, shall mean all claims, causes, judgments, damages, losses, liabilities, and demands of any kind and nature whatsoever, whether intentional or negligent, known or unknown, in law or in equity, individually or as part of a class action, occurring on or prior to the date of execution of this Agreement, arising under any constitution, federal, state, or local law(s) including but not limited to Title VII of the Civil Rights Act of 1964, the Colorado Wage Claim Act, the Colorado Anti-Discrimination in Employment Act, the Family and Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act (with respect to unvested benefits), the Americans with Disabilities Act and the Age Discrimination in Employment Act of 1967, each as amended to date, or arising from any theory under common law such as breach of contract, express or implied promissory estoppel, wrongful discharge, tortious interference with contract rights, infliction of emotional distress, and defamation, excepting only vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers’ compensation.

Section D - Survival of Post-Employment Obligations of the Employment Agreement (the “Restrictive Covenants”)

1.Restrictive Covenants.
a.    You acknowledge that in the Employment Agreement, a copy of which has been provided to you, you have assumed continuing obligations related to Non-Solicit, Non-Divert and Non-Compete, confidentiality and proprietary inventions and other matters. Specifically, you agreed and by this Agreement further acknowledge that the Company has elected to enforce the Non-Solicit, Non-Divert and Non-Compete requirements of the Employment Agreement for a period of twelve (12) months after the Termination Date. You further acknowledge that you have allocated to the COMPANY the ownership, right, title and interest to any Inventions or Intellectual Property developed by you while employed by the COMPANY. Your Employment Agreement further creates Restrictive Obligations Relating to Confidential Subject Matter that will continue to bind you post- employment. Except as set forth in subsections 2, 3 and 4 of this Section D, nothing herein shall be deemed to affect any post-employment obligations you may have pursuant to the Employment Agreement, including, but not limited to, those provisions identified herein and those provisions regarding cooperation as outlined in Paragraph 10 of the Amendment to Employment Agreement.
b.    Nothing in this Agreement or the surviving provisions of the Employment Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the COMPANY to make any such reports or disclosures and is not required to notify the COMPANY that Employee has made such reports or disclosures.
2.Cooperation.
a.    You agree that you will cooperate with the COMPANY and/or its counsel in connection with any investigation, regulatory matter, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The COMPANY’s request for cooperation shall be reasonable and take into consideration your personal and business commitments and the amount of notice provided to you by the COMPANY. The COMPANY will promptly reimburse you for reasonable out of pocket travel and other incidental expenses that you incur as a result of your cooperation pursuant to this paragraph, if incurred with advance notice to and consent from the COMPANY. The COMPANY will compensate you for time spent at the request of the COMPANY at a rate of $350 per hour.
b.    You agree that, in the event you are requested or directed (whether by subpoena or otherwise) by any person or entity (including, but not limited to, any government agency) to provide information or give testimony (in any investigation, administrative proceeding, regulatory matter, litigation, or otherwise) which in any way relates to your employment by the COMPANY, you will to the extent permitted by law give prompt notice of such request to Fortis Law Partners, outside counsel of the COMPANY and, unless compelled otherwise by government agency or court order, will make no disclosure until the COMPANY has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
4.Post-Termination Status. After the Termination Date, Employee and the COMPANY both agree that neither party shall represent Employee as being an employee, officer, agent or representative of the COMPANY for any purpose. This means that, among other things, as of the Termination Date you must update any references to your company affiliation in social media sites controlled by you (including without limitation a LinkedIn profile). The Termination Date shall be the Termination Date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the COMPANY, except as otherwise provided herein. To the extent that you have any accrued, vested benefits under any employee benefit, savings, insurance, or pension plan of the COMPANY, your rights and obligations shall be governed by the applicable terms of any such plan(s) and applicable law. As soon as practicable following the Termination Date, you will be paid for any accrued but unused vacation days, and for previously submitted un- reimbursed business expenses (in accordance with applicable guidelines and practices).
5.Non-Disparagement.
a.    You agree that you will not disparage or encourage or induce others to disparage the COMPANY. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements made in any manner or medium (including, without limitation, to the press and/or media, the COMPANY or any individual or entity) which would adversely affect in any manner (i) the conduct of the business of the COMPANY (including, without limitation, the COMPANY’s business plans or prospects) or (ii) the business reputation of the COMPANY. Nothing in this paragraph or this Agreement shall preclude you from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required or permitted by law.
b.    You shall refer all persons and entities that seek to inquire about your employment to the COMPANY’s Human Resources department. In response to any such inquiries concerning your employment, the respondent will state that it is the COMPANY’s policy to only provide, and such person will only provide, your dates of employment and last position held. Nothing in this paragraph shall restrict the COMPANY’s ability to provide complete information with respect to your employment when required to do so under applicable regulatory requirements and/or pursuant to any request, subpoena, rule or order in a governmental administrative and/or legal proceeding.

Section E - Miscellaneous

1.Severability. If a court determines that any provision of this Agreement or portion thereof is invalid or unenforceable, any invalidity or unenforceability will affect only that provision or portion of that provision and shall not make any other provision of this Agreement invalid or unenforceable. Instead, the court shall modify, amend or limit the provision or portion thereof to the extent necessary to render it valid and enforceable.

2.Receipt of Agreement. You acknowledge that you received this Agreement on May 19, 2016.

3.Entire Agreement. This Agreement and those post-employment obligations of the Employment Agreement which expressly survive pursuant to the terms of Section D of this Agreement, represent the entire agreement and understanding between you and the COMPANY regarding your employment with and separation from the COMPANY and the events leading thereto and associated therewith, and with the exception of any surviving provisions from the Employment Agreement, supersedes and replaces any and all prior agreements and understandings concerning your relationship with the COMPANY. This Agreement shall not be modified, amended, supplemented, altered, or varied, nor shall any term or condition contained in this Agreement be waived, except by a written instrument signed by the Parties.

5.Opportunity for Review. You represent that you have reviewed all aspects of this Agreement, have carefully read and fully understand all the provisions of this Agreement, and agree that you have been given a reasonable amount of time to consider the terms of this Agreement and discuss them with an attorney. Any costs or fees for consultation with private attorneys are your responsibility.

6.Disclosure of Agreement to Prospective Employers. Employee agrees to fully disclose the Restrictive Covenants to any prospective employer for the duration of the 12 month Non-Compete period.

7.COMPANY Confidential Information. You acknowledge that by reason of your position with the COMPANY you have been given access to confidential, proprietary or private materials or information with respect to the COMPANY and its affairs. You represent that you have held all such information confidential and will continue to do so, and that you will not use such information without the prior written consent of the COMPANY.

8.Return of Property. You represent that all property belonging to the COMPANY, or any of its respective clients or prospective clients, that was obtained by you as a result of your employment will be returned unless otherwise agreed by the parties. Property as used in this provision includes, but is not limited to, computers, PDAs, and any confidential or proprietary documents, information or materials.

9.Choice of Law. The parties agree that the laws of the State of Colorado shall govern this Agreement.

10.Enforcement and Disputes. Any difference, claims or matters in dispute arising between Employee and the COMPANY out of this Agreement or connected with Employee’s employment with the COMPANY or separation of such employment shall be brought before the United States District Court for the District of Colorado (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Colorado state court located in the City and County of Denver, Colorado) and each of Employee and the COMPANY hereby agree to be subject to and shall submit to the jurisdiction of such courts for any such action, suit or proceeding. A party shall have the right to seek performance of a disputed term and/or any other necessary and proper relief including, but not limited to, damages. In any such proceeding, the Parties agree that the remaining terms of this Agreement remain in full force and effect, and you further agree not to reinstate any claims otherwise compromised by this Agreement, or rely upon the facts, which allegedly support such claims.

11.Successors and COMPANY’s Right to Assign. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. If a Change in Control, as defined in the Employment Agreement, occurs, COMPANY may assign all of its rights, obligations and liabilities under this Agreement without the consent of Executive; provided, however, that COMPANY must provide advance written notice of such assignment to Executive. Executive may not assign this Agreement except by operation of law.

12.Breach of Obligations. If the COMPANY fails to make the required payments to Employee pursuant to Section B hereof and fails to cure such breach within ten days after written notice from Employee, the Restrictive Covenants shall terminate immediately. If Employee breaches any of the provisions of this Agreement or the Employment Agreement, or any other agreement between the parties with regard to the confidentiality of information, Employee’s rights to any further consideration or payments under this Agreement shall terminate as of the date of any such breach and Employee’s obligations with regard to the Restrictive Covenants shall continue through the expiration of the 12 month Non-Compete period.

I have carefully read all aspects of this Agreement, and I execute it voluntarily, fully understanding and accepting all provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with my legal advisors prior to executing this Agreement. I understand that in agreeing to this document, any and all claims I may have against the COMPANY are being waived and released. I have been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement I have not relied on any statements or explanation made by the COMPANY. I have had at least twenty-one (21) days to consider this Agreement and if I choose to sign this Agreement before the end of that period, it was my personal, voluntary decision to do so. I understand that if I do not return this Agreement signed by me to the COMPANY upon the expiration of the twenty-one day period, this offer will expire. I understand that I may revoke and cancel the Agreement within seven (7) days after signing it by serving written notice upon the COMPANY.

Employee:
/s/ Christine B. Amrhein
Name:    Christine B. Amrhein    Date: August 1, 2016

For the COMPANY:

/s/ L. Heath Sampson
Name: L. Heath Sampson    Date: August 1, 2016
Title: President and Chief Executive Officer

EXHIBIT A

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.